Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Nelnet, Inc., a Nebraska corporation (referred to in this exhibit by the terms “Nelnet,” “our,” “us,” and “we”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934: our Class A Common Stock, par value $0.01 per share (referred to in this exhibit as “Class A common stock”). The following Description of Capital Stock includes a description of our Class A common stock, as well as our Class B Common Stock, par value $0.01 per share (referred to in this exhibit as “Class B common stock”), shares of which are convertible into shares of Class A common stock. Such description is a summary that is subject to and qualified in its entirety by reference to the complete text of our articles of incorporation and bylaws, each of which is filed with or incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, as well as the complete text of the applicable provisions of the Nebraska Model Business Corporation Act and the Nebraska Shareholders Protection Act.
DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
Our articles of incorporation provide that we have the authority to issue up to 600,000,000 shares of Class A common stock, with par value of $0.01 per share, and 60,000,000 shares of Class B common stock, with par value of $0.01 per share.
Our articles of incorporation also provide that we have the authority to issue up to 50,000,000 shares of preferred stock, with par value of $0.01 per share, with the board of directors having authority to fix the relative rights and preferences of each series of preferred stock as discussed below. As of the date of the Annual Report on Form 10-K of which this exhibit is a part, no shares of preferred stock are issued and outstanding.
All of the issued and outstanding shares of Class B common stock were issued prior to our initial public offering of shares of Class A common stock on December 11, 2003. No additional shares of Class B common stock have been issued subsequent to December 11, 2003, and our articles of incorporation provide that, except for shares of Class B common stock issued in connection with stock splits, stock dividends and other similar distributions, we cannot issue additional shares of Class B common stock unless approved by the affirmative votes of the holders of a majority in voting power of the stock of Nelnet entitled to vote thereon.

Common Stock
General Voting Rights
Holders of shares of Class A common stock are entitled to one vote per share and holders of shares of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as otherwise required by applicable law, shares of Class A common stock and shares of Class B common stock shall vote as a single class on all matters to be voted on by the shareholders, including, without limitation, any consolidation or merger of us into or with any other corporation or the sale or transfer by us of all or substantially all of our assets. With the approval of a majority of the shares of Class B common stock, voting separately as a class, we may lower the number of votes per share that each share of Class B common stock shall be entitled to have.
Our bylaws provide that if a quorum is present, action on a matter by a shareholder voting group under the Nebraska Model Business Corporation Act shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, and provided further that, as set forth in our articles of incorporation, in all elections of directors, directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election, and not by a plurality of such votes.
The Nebraska Model Business Corporation Act provides that, unless the corporation’s articles of incorporation or board of directors requires a greater vote or a greater number of shares to be present, approval of an amendment to a corporation’s articles of incorporation (which would include an amendment to modify the rights of holders of capital stock of the corporation) requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists, and, if any class or series of shares is entitled to vote as a separate group on the amendment, the approval of each such separate voting group at a meeting at which a quorum of the voting group consisting of at least a majority of the votes entitled to be cast on the amendment by that voting group exists. The Nebraska Model Business Corporation Act also provides that, if a quorum exists, an amendment to a corporation’s articles of incorporation is approved if the votes cast within the voting group in favor of the amendment exceed the votes cast against the amendment, unless the corporation’s articles of incorporation require a greater number of affirmative votes. Our articles of incorporation contain a proviso whereby the affirmative vote of the holders of a majority of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision in our articles of incorporation inconsistent with certain existing provisions regarding rights with respect to future issuances and sales of our securities, certain existing provisions regarding shareholder actions and meetings of shareholders, or such proviso.
Cumulative Voting Rights in the Election of Directors
With respect to the election of directors, our shareholders have cumulative voting rights under the Nebraska Model Business Corporation Act, whereby shareholders may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many or as few nominees as they may desire.
Classification of Board of Directors
Under our articles of incorporation, we have a classified board of directors, whereby the board is divided into three classes, with each class containing one-third of the total number of directors, as near as may be practicable, and with the directors in each class serving staggered three-year terms. The classified board framework fosters continuity and stability in the board’s leadership and policies by effectively providing that any given time a majority of the directors will have prior experience with us, and therefore will be familiar with our business and operations. However, the classified board framework also has the effect of reducing the impact of cumulative voting rights under the Nebraska Model Business Corporation Act and increasing the difficulty that minority shareholders have in electing a particular director or directors, since a fewer number of directors are elected at each annual meeting of shareholders, and thus a fewer number of votes per share of common stock can be accumulated by shareholders to vote for a particular director nominee or nominees.
Dividend Rights
Holders of our Class A common stock and Class B common stock are entitled to receive ratably dividends payable in cash, in stock or otherwise, as and when declared by the board of directors out of assets legally available therefor, subject to any preferential rights of any outstanding preferred stock.
Conversion Provisions
Shares of Class A common stock are not convertible. Each share of Class B common stock is convertible at any time at the holder’s option into one share of Class A common stock, and each share of Class B common stock shall automatically convert into one share of Class A common stock, without any action by us or further action by the holder thereof, upon the transfer of such share of Class B common stock, other than the following transfers:
•to any other holder of Class B common stock or to any natural person or business organization that, directly or indirectly, controls, is controlled by or is under common control with such holder (with the term “business organization” defined to mean any corporation, limited liability company, partnership or like entity);
•to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;
•to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;
•to a trust all of the beneficiaries of which (with the term “beneficiaries” defined to mean qualified beneficiaries of a trust, expressly intending to exclude any remote beneficiaries and any beneficiaries not otherwise existing or otherwise reasonably ascertainable, identifiable or known at the time of the transfer to such trust under the laws of the State of Nebraska and/or the laws of the state governing such trust) are:
–holders of Class B common stock (or are eligible to hold Class B common stock without triggering a conversion) each of whom is a natural person who is a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock, and/or,
–a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;
•by will to:
–a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock,
–a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or
–to a trust as described in the bullet point immediately above;
•pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent and/or descendant, whether natural or adopted, of a holder of Class B common stock; or
•to us.
Notwithstanding the above provisions, a share of Class B common stock will automatically convert into one share of Class A common stock upon any transfer thereof pursuant to a divorce or separation agreement, decree or order.
In the event at any time the shares of Class B common stock outstanding constitute less than 50% of the 14,023,454 shares of Class B common stock outstanding as of the date of the final prospectus relating to our initial public offering of shares of Class A common stock (which date was December 10, 2003), each remaining share of Class B common stock outstanding shall automatically be converted into one share of Class A common stock.
Other Rights
Upon liquidation, dissolution or winding up of Nelnet, after payment in full of the amounts required to be paid to the holders of any outstanding preferred stock, all holders of Class A common stock and Class B common stock are entitled to receive ratably any assets available for distribution to holders thereof after the payment of all of our debts and other liabilities. No shares of Class A common stock or Class B common stock have preemptive rights to purchase additional shares. All outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Class A common stock and Class B common stock are subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future.
Preferred Stock
Our board of directors is authorized, subject to limitations of applicable law, without further shareholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Such rights and restrictions include dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The exercise of this authority eliminates delays associated with obtaining shareholder approval in specific instances.
Provisions of Articles of Incorporation, Bylaws and Nebraska Law with Potential Anti-Takeover Effects
Provisions of our articles of incorporation and bylaws and the Nebraska Shareholders Protection Act discussed below could discourage unsolicited potential acquisition or takeover proposals and could delay or prevent a change in control of Nelnet. These provisions of our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change in control of Nelnet.
Classification of Board of Directors
Our classified board of directors framework as described above may increase the amount of time required for a potential acquirer to obtain control of us without the cooperation of our board. With restrictions on the ability to obtain immediate control of the board, a potential acquirer may face other impediments to its intended acquisition of us, such as the issuance to another party of preferred stock with rights and preferences adverse to the interests of the potential acquirer. Therefore, the classified board framework could discourage certain change of control transactions. Further, the classified board framework makes it more difficult for shareholders to change the majority composition of the board.
Filling Vacancies on the Board of Directors
Our articles of incorporation and bylaws provide that any vacancies on the board of directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the board of directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. This prevents a third party or a majority of shareholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling, with its own nominees, the vacancies created by removal.
Special Meetings of Shareholders
Our articles of incorporation provide that special meetings of our shareholders may be called only by our board of directors or by shareholders holding at least 25% of all the votes entitled to be cast on an issue proposed to be considered at the proposed special meeting, except as may otherwise be provided or required by the Nebraska Model Business Corporation Act.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bylaws establish advance notice procedures for shareholder proposals of business to be brought before an annual meeting of shareholders and shareholder nominations of candidates for election as directors at meetings of shareholders. For a shareholder nomination or proposal of other business to be properly brought before a meeting of shareholders, the shareholder must comply with the advance notice requirements and provide us with certain information. Generally, to be timely for an annual meeting of shareholders, a shareholder’s notice must be delivered to us not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice.
Although the advance notice provisions do not give the board of directors any power to approve or disapprove a shareholder’s nomination or proposal for action by us, they may have the effect of preventing a contest for the election of directors or the consideration of shareholder proposals if the procedures established by our bylaws are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. The purpose of requiring advance notice is to afford the board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other shareholder proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders about those matters.
Preferred Stock
The ability of our board of directors to issue preferred stock without further shareholder approval as described above, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.
Rights to Purchase Securities
Our articles of incorporation authorize our board of directors to create and issue, whether or not in connection with the issuance and sale of any of our securities or properties, rights entitling the holders thereof to purchase our securities or securities issued by any other entity.

The times at which and the terms upon which such rights are to be issued are to be determined by the board of directors and set forth in the contracts or other instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, the determination of the initial purchase price, the times and circumstances under which such rights may be exercised, provisions denying holders of a specified percentage of our outstanding capital stock the right to exercise such rights and provisions to permit us to redeem or exchange such rights. These provisions could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of our outstanding securities, to engage in any transaction which might result in a change in control of us or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any of our securities.
Nebraska Shareholders Protection Act
We are a Nebraska corporation and are therefore subject to the provisions of the Nebraska Shareholders Protection Act. The Nebraska Shareholders Protection Act, subject to certain exemptions, prohibits a Nebraska corporation from engaging in any of a broad range of “business combinations” involving an “interested” shareholder, or any affiliate or associate of such interested shareholder, for a period of five years following the date that such shareholder became an interested shareholder, unless prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. The Nebraska Shareholders Protection Act also provides that shares acquired in a control-share acquisition have no voting rights with respect to matters other than the election of directors unless approved by a vote of shareholders of the corporation, and that any such control-share acquisition shall be approved by the affirmative vote of the holders of a majority of the corporation’s voting shares that are not “interested” shares. A control-share “acquisition” is an acquisition of voting stock in a corporation that, when added to the shares the shareholder had prior to the acquisition, would elevate the shareholder’s voting power into one of the three following ranges: (i) between 20% and 33 1/3%, (ii) between 33 1/3% and 50% and (iii) over 50%. For purposes of the Nebraska Shareholders Protection Act, an “interested shareholder” is a person who owns 10% or more of a corporation’s outstanding voting stock, or an affiliate or associate of the corporation that owns, or within the preceding five years did own, 10% or more of the corporation’s outstanding voting stock. These provisions may have the effect of discouraging, delaying, deferring or preventing a change in control of Nelnet.
Exclusive Forum Provisions
Our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, a specifically designated Nebraska state court located in Lincoln, Nebraska (or, if that court does not have jurisdiction, the federal district court for the District of Nebraska located in Lincoln, Nebraska) will be the sole and exclusive forum for:
•any derivative action or proceeding brought on behalf or in the right of us;

•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our shareholders;
•any action asserting a claim arising under any provision of the Nebraska Model Business Corporation Act or our articles of incorporation or bylaws (as each may be amended from time to time); or
•any action asserting a claim governed by the internal affairs doctrine.
Additionally, our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
These exclusive forum provisions may limit the ability of our shareholders to commence litigation in a forum that they prefer, which may discourage such lawsuits against us and our current or former directors, officers, and employees.
Limitation on Liability of Directors
Our articles of incorporation contain a provision which eliminates the personal liability of each of our directors to us or our shareholders for money damages for any action taken, or any failure to take any action, as one of our directors, except liability for:
•the amount of a financial benefit received by a director to which the director is not entitled;
•an intentional infliction of harm on us or our shareholders;
•a violation of provisions of the Nebraska Model Business Corporation Act relating to unlawful payments of dividends or unlawful stock repurchases; or
•an intentional violation of criminal law.
The inclusion of this provision in our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders. Management believes that this provision will assist us in attracting and retaining qualified individuals to serve as directors.
Indemnification and Insurance
Our articles of incorporation provide that, to the fullest extent permitted by Nebraska law, we will indemnify and hold harmless and advance expenses to any person who was, is, or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of us, against all liability and loss suffered and expenses actually and reasonably incurred by such person in connection with such proceeding.
In addition, our articles of incorporation provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of us against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not we would have the power to indemnify or advance expenses to him or her against such liability under our articles of incorporation or the Nebraska Model Business Corporation Act. Our articles of incorporation further provide that we may, to the extent and in the manner permitted by the Nebraska Model Business Corporation Act, indemnify any of our employees or agents against liability, expenses and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee or other agent of us. We have obtained insurance for the benefit of our officers and directors insuring such persons against liabilities, including liabilities under the securities laws.
Registration Rights
In connection with our initial public offering of shares of Class A common stock in December 2003, we entered into a registration rights agreement with Michael S. Dunlap, Stephen F. Butterfield (who passed away in April 2018), persons related to them and trusts in which they have beneficial interests, under which they have the right to make two written demands of Nelnet for registration with the Securities and Exchange Commission of all or part of their common stock. However, we need not effect a demand registration unless it includes securities with an aggregate offering price, net of underwriting discounts and commissions, of at least $5 million. The second such demand may not be made within twelve months after the first such demand. We are obligated to comply with any such demand unless our independent directors determine that such sale would be contrary to the best interests of Nelnet. Our independent directors may consider several factors in making any such determination, including share price performance after the date of the initial public offering, equity market conditions and our operating results. These shareholders also have piggyback registration rights for their common stock. The number of securities to be included in an offering by these shareholders will be subject to reduction by the applicable underwriter in some cases. We will bear all expenses incident to our performance of our registration obligations, other than some of the costs or expenses of selling shareholders. The foregoing registration rights are not transferable and may be amended or waived only with the written consent of Nelnet and the applicable shareholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.
NYSE Listing
Our Class A common stock is listed on the New York Stock Exchange under the symbol “NNI.”